Exhibit 99.1

MCG Capital Corporation Reaffirms Guidance Regarding Net Investment Growth

ARLINGTON, VA -- November 23, 2005 -- MCG Capital Corporation (Nasdaq: MCGC) today reaffirmed guidance regarding its net investment growth historically provided in its quarterly conference calls. The Company's net investment growth for the first three quarters of 2005 was $58.5 million on total originations and advances of $356.2 million. MCG has made investments of approximately $84 million in portfolio companies quarter to date and has also approved $147 million of investments for transactions that are expected to close during the quarter ending December 31, 2005. Bryan J. Mitchell, Chief Executive Officer, stated, "As we have discussed throughout the year, while our quarters can have material variances, the overall trajectory of the business from an asset growth perspective is in line with our prior estimates."

The growth of the Company's portfolio on a quarterly basis primarily depends upon the number and size of investments funded as compared to the number of repayments and securities sales. The level of investment activity for investments funded and repayments can vary substantially from period to period. All of the Company's approved investments are subject to the completion of customary documentation and conditions to closing and, as a result, there can be no assurance that all of the Company's approved investments will close or when they will close. In addition, some of the Company's closed or approved investments contain revolving lines of credit and other facilities that may not fund at closing and may be funded over a period of time.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused specialized commercial finance company providing financing and advisory services to a variety of growth-oriented small and medium-sized companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company's future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company's acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.

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